Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2019 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – April 30, 2019 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,243,000. Earnings per share was $0.39 while dividends totaled $0.27 per share for the three months ended March 31, 2019. Net income increased by $466,000 as compared to the same period in 2018. The increase was primarily driven by an increase in interest income due to positive loan growth.

Total interest income increased year over year by $1,243,000 or 15.0% chiefly due to positive loan growth and loans repricing increasing interest on loans by $1,129,000 or 19.0%, offset by an increase in interest paid on short term borrowings of $941,000, principally stemming from the rising interest rate environment effected by the recent short-term federal funds rate hikes and reliance on borrowings to fund loan growth.

Non-interest income, excluding net securities gains, was $128,000 higher in 2019 as compared to the same period in 2018. Service charges and fees on deposits and ATM and debit card income increased by $77,000 as compared to the same period in 2018. Trust Department income increased by $26,000 and gains on sales of mortgage loans increased by $11,000.

Non-interest expense decreased in the first quarter of 2019 to $5,855,000. The $40,000 decrease from 2018 was the result of a decrease in amortization on investments in low income housing partnerships and less expense associated with foreclosed real estate properties.

Income tax expense was $111,000 higher in 2019 as compared to 2018 due to less income from investments in tax-exempt state and local government entities. The Corporation recognized $101,000 of tax credits from low-income housing partnerships in the first three months of 2019 and 2018.

Total assets decreased to $990,768,000 at March 31, 2019, a decrease of $10,662,000 or 1.1% as compared to March 31, 2018, due to a strategic decrease in investment securities, offset by an increase in loans.

Net loans increased $45,356,000 or 8.0%, while deposits decreased $51,426,000 or 6.9%. Stockholder’s equity increased $8,934,000 or 7.9% as a result of increases in accumulated other comprehensive income and retained earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.